SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported )  December 12, 1995



                 CINCINNATI MICROWAVE, INC.
(Exact name of registrant as specified in its charter)





      Ohio                          0-13136                 31-0903863
(State or other jurisdiction     (Commission             (I.R.S. Employer
    of incorporation)            File Number)           Identification No.)



   One Microwave Plaza, Cincinnati,Ohio                45249-9502
(Address of principal executive office)                (Zip Code)



Registrant's telephone number, including area code          (513) 489-5400




(Former name, former address and former fiscal year, if changed since last report)



Item 5.   Other Events


Cincinnati, OH, December 12, 1995 -- Cincinnati Microwave, Inc. (Nasdaq:CNMW) today said that it now expects to report a loss for both its fourth quarter and full year ending December 31, 1995. Previously, the company had indicated that it believed the fourth quarter would be profitable.

"We remain on track to achieve our goal of doubling full year sales of our cordless telephones with SureLink(TM)," said Jacques A. Robinson, president and chief executive officer. "Despite the continued strength of that product area, however, ongoing cost overruns in all product areas, combined with softening of the radar detector market, will result in a loss for the quarter."

In its year ended December 25, 1994, the company reported net sales of $64.7 million including cordless telephone sales of $14.1 million and radar/laser detector sales of $46.6 million. The net loss for 1994 was $10.3 million, or a loss of 94 cents per share.

Adds CFO to Management Team

The company indicated that it has named Craig V. Wolf to the newly created position of Vice President and Chief Financial Officer, effective immediately, as part of a strengthening of its management team. He brings a strong background in cost and general management to the company.

Wolf, age 47, most recently served as general manager -- Armco Financial Group and president -- Armco Financial Services Corporation, two units of the $1.5 billion in sales Pittsburgh-based Armco, Inc. Prior to that he was corporate director -- internal audit for Armco. Between 1977 and 1989, Wolf served in a number of domestic and international financial capacities for FMC Corporation, headquartered in Chicago, and between 1973 and 1977 as senior auditor for Arthur Andersen & Company, Chicago.